EXHIBIT 3.1.   CERTIFICATE OF INCORPORATION



                                                       STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                    DIVISION OF CORPORATIONS
                                                  DELIVERED 02:37 PM 08/17/2010
                                                    FILED 02:37 PM 08/17/2010
                                                  SRV 100835452 - 4861144 FILE



                         CERTIFICATE OF INCORPORATION
                         Of BIG TIME ACQUISITION, INC.
     (Pursuant to Section 102 of the Delaware General Corporation Law)

FIRST:  The name of the corporation is Big Time Acquisition, Inc.
 (the "Corporation").

SECOND: The address of its registered office in the State of Delaware is 16192 Coastal Highway, Lewes Delaware,19958, County of Sussex.
The name of its registered agent at such address is Harvard Business Services, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware
 (the "DGCL").

FOURTH:  The Corporation is to have perpetual existence.

FIFTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is: one hundred ten million (110,000,000). These shares shall be divided into two classes with one hundred million
(100,000,000) shares designated as common stock at $.0001 par value
(the "Common Stock") and ten million (10,000,000) shares designated as preferred stock at $.0001 par value (the "Preferred Stock").

The Preferred Stock of the Corporation shall be issuable by authority of the Board of Director(s) of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time. The authority of the Board of Directors with respect to each class or series shall include all designation rights conferred by the DGCL upon directors, including, but not limited to, determination of the following:

(a) The number of shares constituting of that class or series and the distinctive designation of that class or series;

(b) The dividend rate on the share of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priorities, if any, of payment of dividends on shares of that class or series;

(c) Whether the shares of that class or series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of conversion rate(s) in relation to such events as the Board of Directorsshall determine;

(d) Whether the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which amount they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(e) Whether there shall be a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

(f) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or series; and

(g) Any other relative rights, preferences and limitations of that class or series now or hereafter permitted by law.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class or series shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class or series, or of securities convertible into shares of stock of any class or series, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

6. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the by-laws of the Corporation.

7. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended
DGCL. Neither any amendment to or repeal of this Article 7, nor the adoption of any provision hereof inconsistent with this Article 7, shall adversely affect any right or protection of any director of the Corporation existing at the time of, or increase the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to or at the time of such amendment.

8. The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants the Corporation the power to indemnify.

9. The election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

10. The name and mailing address of the incorporator is Scot A. Scheer, 780 Reservoir Avenue, #123, Cranston, RI 02910.

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 17th day of August, A.D. 2010.


                                      BY:    /s/ Scot Scheer
                                    -----------------------------------
                                               (Incorporator)

                                         NAME:  Scot Scheer
                                    -----------------------------------
                                               (Type or Print)